Exhibit 99.1

Contacts:	Robert Saltmarsh Chief Financial Officer Nanogen, Inc. 858-410-4600	Kim Richards Porter Novelli Life Sciences Media & Investor Relations 619-849-5377 krichards@pnlifesciences.com
Suzanne Clancy Corporate Communications Nanogen, Inc. 858-410-4688 sclancy@nanogen.com

NANOGEN REPORTS 2006 THIRD QUARTER

FINANCIAL RESULTS

SAN DIEGO (Nov. 1, 2006) – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, today reported its unaudited financial results for the quarter ended September 30, 2006.

Total revenues for the third quarter of 2006 more than doubled to $7.5 million from $3.2 million in the same period in 2005, and increased by 19 percent or $1.2 million from the $6.3 million recorded in the second quarter of 2006. Product revenues for the third quarter of 2006 were $4.7 million, which represents an increase of more than four-fold from $1.1 million for the third quarter of 2005 and an increase of approximately 18 percent as compared to $4.0 million for the second quarter of 2006.

Costs and expenses, including cost of sales, increased by $6.9 million from $12.2 million in the third quarter of 2005 to $19.1 million in the third quarter of 2006. Compared to the prior quarter, however, operating costs decreased. The decrease totaled $1.1 million, from $20.2 million for the second quarter of 2006 to $19.1 million for the third quarter of 2006.

For the quarter ended September 30, 2006, Nanogen’s net loss was $11.8 million or $0.18 per share, compared to a net loss of $8.8 million or $0.18 per share for the same quarter in 2005, and $14.1 million or $0.23 per share in the quarter ended June 30, 2006.

“I am very pleased with the steady increases in product revenues we have achieved during the past several quarters,” said Howard C. Birndorf, Nanogen’s chairman of the board and CEO. “Importantly, our modified EBITDA loss decreased by 18 percent from the prior quarter, due in part to implementation of cost-containment measures. Additional cost decreases can be expected to result from staff reductions and consolidation measures announced in October.”

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the third quarter of 2006 was $32.8 million, compared to $18.6 million in the second quarter of 2006. This was primarily due to Nanogen’s entering into an agreement with Drug Royalty Trust (“DRT”) whereby Nanogen sold DRT certain of its rights to receive royalty payments from July 2006 through December 2011 under a third party licence agreement for a $20.0 million upfront payment in cash.

Financial Guidance for 2006:

Nanogen expects revenue growth to continue and will focus on improving modified EBITDA. The company does not expect a significant reduction in modified EBITDA in the fourth quarter as expense reductions will largely be offset by separation costs.

Modified EBITDA declined as expected in the third quarter. Management remains committed to continuing to improve this measure of performance in future quarters.

	Three months ended June 30,	Three months ended September 30,
	2006	2006
	(Unaudited)	(Unaudited)
Net loss	$(14,051)	$(11,782)
Add depreciation and amortization	1,724	1,776

EBITDA	(12,327)	(10,006)
Add stock-based compensation	1,580	1,212
Add Jurilab net loss	1,681	1,309
Add warrant valuation adjustment	(88)	10

Modified EBITDA	$(9,154)	$(7,475)

Management uses the non-GAAP modified EBITDA net loss for financial guidance because management does not consider non-cash stock based compensation expense, minority owned Jurilab’s results of operations, or the non-cash warrant valuation adjustments in evaluating the performance of continuing operations of the company. Management focuses on cash management and the company’s majority-owned subsidiaries as they are indicative of the success or failure of on-going business operations. Therefore, management calculates the modified EBITDA net loss provided in this earnings release and the resulting financial guidance for 2006 to enable investors to analyze further and more consistently the period-to-period financial performance of our business operations. Management believes that by providing investors with this non-GAAP measure it gives the investor additional important information to enable them to assess, in a way management assesses, the company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.

Webcast of Conference Call

Nanogen management will host a conference call to discuss the third quarter 2006 results today at 4:30 p.m. Eastern (1:30 p.m. Pacific). Interested investors and others may participate in the conference call by dialing (877) 407-9205 for US/Canada participants and (201) 689-8054 for international participants.

Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com, and will be archived for 90 days. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call on August 9, and can be accessed via telephone at (877) 660-6853 for US/Canada participants and (201) 612-7415 for international participants. The account number, 286, along with the conference ID, 218415, will be required to listen to the playback.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip®400 electronic microarray platform and a line of rapid, point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biodefense applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

# # # #

NANOGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,761	$6,194
Short-term investments	6,025	26,185
Receivables, net	7,779	2,141
Inventories, net	7,366	3,724
Other current assets	2,122	1,457

Total current assets	50,053	39,701
Property and equipment, net	9,424	7,590
Acquired intangibles, net	18,750	9,604
Restricted cash	4,341	1,794
Other assets	1,533	2,214
Goodwill	39,727	37,178

Total assets	$123,828	$98,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$11,386	$7,728
Acquisition payable, secured by letter of credit	2,570	—
Deferred revenue	3,705	535
Common stock warrants	13	86
Current portion of debt obligations	687	701

Total current liabilities	18,361	9,050
Debt obligations, less current portion	619	643
Debt obligation of variable interest entity	7,417	7,245
Sponsored research payable	4,852	4,854
Long-term deferred revenue	17,070	—
Other long-term liabilities	2,407	1,794
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized at September 30, 2006 and December 31, 2006; no shares issued and outstanding at September 30, 2006 and December 31, 2005	—	—
Common stock, $0.001 par value, 135,000,000 shares authorized at September 30, 2006 and December 31, 2005; 67,450,518 and 54,794,648 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	69	55
Additional paid-in capital	428,760	396,297
Accumulated other comprehensive loss	(553)	(189)
Deferred compensation	(54)	(2,218)
Initial capital deficit of consolidated variable interest entity, net	(4,839)	(6,856)
Accumulated deficit	(349,510)	(311,656)
Treasury stock, at cost, 416,027 shares at September 30, 2006 and 505,830 shares at December 31, 2005	(771)	(938)

Total stockholders’ equity	73,102	74,495

Total liabilities and stockholders’ equity	$123,828	$98,081

NANOGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Product sales	$4,727	$1,060	$10,865	$3,348
License fees	1,866	1,748	5,494	5,071
Contracts and grants	912	363	1,809	1,063

Total revenues	7,505	3,171	18,168	9,482
Costs and expenses (1):
Cost of product sales	3,509	799	9,771	3,073
Research and development	6,242	5,701	19,054	15,773
Selling, general and administrative	8,441	5,326	24,738	17,703
Amortization of purchased intangible assets	869	393	2,159	1,178

Total costs and expenses	19,061	12,219	55,722	37,727

Loss from operations	(11,556)	(9,048)	(37,554)	(28,245)
Other income (expense):
Interest income, net	32	110	310	598
Other expense	(93)	(8)	(490)	(118)
Warrant valuation adjustment	10	109	73	946
Provision for income tax	(150)	—	(150)	—
Gain (loss) on foreign currency translation	(25)	(1)	(43)	3

Total other income (loss)	(226)	210	(300)	1,429

Net loss	$(11,782)	$(8,838)	$(37,854)	$(26,816)

Net loss per share—basic and diluted	$(0.18)	$(0.18)	$(0.69)	$(0.56)

Number of shares used in computing net loss per share—basic and diluted	66,818	48,018	54,587	47,859

(1)    The effect of share based payments and the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share Based Payment” (123R) on loss from operations is as follows:

Cost of product sales	$30	$—	$165	$—
Research and development	364	—	1,242	—
Selling, general and administrative	818	194	2,831	806
Amortization of purchased intangible assets	—	—	—	—

Total stock-based compensation expense	$1,212	$194	$4,238	$806